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                                                                    EXHIBIT 23.1



                                    KPMG LLP
                           112 East Pecan, Suite 2400
                           San Antonio, TX 78205-1585



                          Independent Auditor's Consent



The Board of Directors
Lancer Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of Lancer Corporation of our report dated February 29, 2000, relating to the consolidated balance sheets of Lancer Corporation and subsidiaries as of December 31, 1999, and 1998, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 1999, and related schedule, which report appears in the December 31, 1999, annual report on Form 10-K of Lancer Corporation.



                                           /s/ KPMG LLP




San Antonio, Texas
September 28, 2000